Exhibit 10.1

AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

By and between

U.S. Data Management Group, LLC, as Manager

And

Ionic Digital Inc.

This Amended and Restated Management Services Agreement (this “Agreement”), is made and entered as of June 19, 2024 (the “Execution Date”), by and between (i) U.S. Data Management Group, LLC, a Delaware limited liability company (“Manager”), and (ii) Ionic Digital Inc., a Delaware corporation (the “Company”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Plan (as defined below).

WHEREAS, on July 13, 2022 and December 7, 2022, as applicable, Celsius Network LLC, a Delaware limited liability company and certain of its debtor affiliates (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on May 25, 2023, the Debtors filed the Notice of Successful Bidder and Backup Bidder [Docket No. 2713], which announced that, pursuant to Sections XII and XIII of the Order (I) Approving the Bidding Procedures in Connection with the Sale of Substantially All of the Debtors’ Assets, (II) Scheduling Certain Dates with Respect Thereto, (III) Approving the Form and Manner of Notice Thereof, (IV) Approving Contract Assumption and Assignment Procedures, and (V) Granting Related Relief [Docket No. 1272] (the “Bidding Procedures Order”), the Debtors, in consultation with the Official Committee of Unsecured Creditors (the “Committee”), selected the Manager as the Successful Bidder (as defined in the Bidding Procedures Order) in connection with the Debtors’ auction to select a sponsor for the Debtors’ chapter 11 plan;

WHEREAS, on June 6, 2023, the Debtors, the Committee, and the Manager entered into that certain plan sponsor agreement (the “Plan Sponsor Agreement”), which sets forth the terms of the restructuring transactions contemplated by the Successful Bid, including the chapter 11 plan term sheet annexed to the Plan Sponsor Agreement [Docket No. 2759];

WHEREAS, on June 15, 2023, the Debtors filed the Joint Chapter 11 Plan of Reorganization of Celsius Network LLC and Its Debtor Affiliates [Docket No. 2807] (as may be amended, modified, or supplemented, in each case consistent with its terms, from time to time, the “Plan”), as implemented pursuant to that certain Joint Motion of the Debtors and the Committee for Entry of an Order (I) Approving the Implementation of the MiningCo Transaction and (II) Granting Related Relief [Docket No. 4050] (the “MiningCo Implementation Motion,” and together with the Plan, the “MiningCo Plan”);

WHEREAS, on December 17, 2023, the Manager and Celsius Mining LLC entered into that certain Interim Services Agreement whereby the Manager agreed to undertake the management of development and construction of that certain bitcoin mining facility located in Ward County, Texas (such facility and all associated land upon which such facility is located, as further described in Section 4(e)(xi) and Exhibit F, the “Cedarvale Site”);

WHEREAS, the Bankruptcy Court entered its order confirming the Plan (the “Confirmation Order”) on November 9, 2023, and its order granting the MiningCo Implementation Motion on December 27, 2023;

WHEREAS, on January 31, 2024, the MiningCo Plan went effective pursuant to its terms and the terms of the Confirmation Order and the order granting the MiningCo Implementation Motion;

WHEREAS, on January 31, 2024, the MiningCo Assets (as defined in the MiningCo Plan), including the Mining (as defined in the MiningCo Plan) assets, were transferred to the Company and its subsidiaries pursuant to and in accordance with the terms of the MiningCo Plan;

WHEREAS, on January 31, 2024, the Company and the Manager entered into that certain Management Services Agreement (the “Original Agreement”) pursuant to which the Company agreed to retain the Manager to provide certain services as set forth therein, and the Manager agreed to undertake such obligations; and

WHEREAS, the Company and the Manager have agreed to amend and restate the Original Agreement by entering into this Agreement, which on and from the Execution Date shall replace in its entirety the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.	Appointment. The Company hereby engages the Manager on a non-exclusive basis (except as expressly provided herein with respect to exclusivity at Exclusive Sites), and the Manager hereby agrees, upon the terms and subject to the conditions set forth herein, to provide, or cause any of its Affiliates to provide, to the Company the Services described in Exhibit A of this Agreement and complete and deliver the Projects described in Exhibit B of this Agreement; provided, however, that if the Company elects to have any Person other than the Company provide any portion of the Services or work on the Projects (an “Outside Service Provider”), the Company and its Affiliates shall have no liability for such services delivered or work performed by such Outside Service Provider and shall not be responsible or liable for any failures or delays, including failures or delays in the performance of Services, to the extent primarily caused by the action or inaction of an Outside Service Provider. The Manager shall be permitted to use an Affiliate or, subject to prior written approval of the Company, (it being understood that such approval shall be deemed given if the expenditure is specifically contemplated in, and made in accordance with, (i) any Budget approved by the board of directors of the Company (the “Board”); or (ii) in written resolutions promulgated by the Board), (A) with an aggregate value greater than $250,000 during any rolling twelve-month period, or, (B) that are indicated as “Fixed” as set forth on Exhibit A, a third-party contractor (a “Third-Party Contractor”), the costs of which will be borne by (1) the Manager to the extent the Third-Party Contractor is performing Services indicated as “Fixed Fee” on Exhibit A and (2) the Company to the extent the Third-Party Contractor is performing Services indicated as “Pass-Through Expenses”, in each case as set forth on Exhibit A; provided, however, that the Manager shall in all cases remain ultimately responsible for the performance of the Services by any of its Affiliates or any Third-Party Contractor and for compliance with all of the terms of this Agreement, as if such Services had been performed by the Manager itself; provided, further, that the Manager shall not be responsible or liable for any failures or delays, including failures or delays in the performance of Services, to the extent primarily caused by the Company’s failures or delays in providing such approval. Nothing contained in this Agreement shall create any contractual relationship between the Company, on the one hand, and such Affiliate of the Manager or Third-Party Contractor, on the other hand. For purposes of this Agreement, any reference to a consent or approval of the Company shall be construed to mean the consent or approval of the Board or authorized persons of the Board acting on behalf of the Company. For purposes of this Agreement, (A) an “Affiliate” of any specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; (B) “Exclusive Sites” means, without duplication, the Manager Developed Exclusive Sites, and the Manager Managed Exclusive Sites, and for the avoidance, does not include any of the Excluded Sites; (C) “Manager Developed Exclusive Site” means any site, other than a Manager Managed Exclusive Site or an Excluded Site, in respect of which the Manager and Company enter into a binding definitive agreement as to the design and construction of such site by Manager, which agreement shall include industry-standard terms regarding construction (such terms may include, for illustration purposes only and subject to the agreement of the parties in such definitive agreement, provisions regarding budgets, identification and pricing of subcontractors, milestones, expected completion date and retention payments); (D) “Manager Managed Exclusive Site” means any site, other than a Manager Developed Exclusive Site or an Excluded Site, in respect of which the Manager and Company into a binding definitive agreement as to the operation of such site by Manager and (E) “Excluded Site” means each of the following sites: the Garden site, Rebel site, Stiles site, East Stiles site, Cedarvale Site and Contributed Site. For the avoidance of doubt, Manager shall have exclusive rights during the Term of this Agreement to (x) design, build and operate any Manager Developed Exclusive Site and (y) to operate any Manager Managed Exclusive Site, in each case upon and following the execution of definitive documentation as contemplated in the definition of each such term.

2.	Term and Termination.

(a) Term. Unless otherwise terminated pursuant to Section 2(b), the term of this Agreement shall be for an initial term commencing on January 31, 2024 (the “Effective Date”) and expiring on January 31, 2028 (the “Initial Term”, and, collectively with the Term Extension, if applicable, the “Term”). The Initial Term shall be automatically extended by a one-year term (the “Term Extension”), unless (subject to the terms, conditions and limitations contained in this Agreement) the Company provides a written notice to the Manager notifying its intention to not renew this Agreement (a “Non-Renewal Notice”) on or prior to January 31, 2027. If a Non-Renewal Notice is provided, the Term shall expire on January 31, 2028; provided, that the Manager shall continue to be compensated through any Transition Period (if the Company elects to enter into a Transition Period) as set forth in Section 2(d)(ii) hereof. Notwithstanding the foregoing, the Initial Term shall be automatically extended by the Term Extension in the event that the Company EH/s is equal to or greater than 23 EH/s (the “EH/s Target”) at any point on or prior to January 31, 2027 (the “EH/s Target Deadline”) and, for the avoidance of doubt, the Company may not provide a Non-Renewal Notice if such EH/s Target has been achieved at any point on or prior to the EH/s Target Deadline. For purposes of this Agreement, “Company EH/s” means, for a given time, the number of exahash per second (EH/s) of Bitcoin mining capacity calculated as the sum of the name plate hashrate of Company owned Bitcoin mining rigs installed and operating at facilities owned and operated by the Company at such time. Exhibit E shows the method of calculation used in calculating the EH/s Target.

(b) Termination. This Agreement may be terminated only as follows:

(i) By mutual agreement, in writing, of both the Manager and the Company during the Initial Term or any Term Extension;

(ii) By the Manager:

(A) in the event that the Company fails to pay the consideration set forth in Section 5 in an amount, individually or in aggregate, of at least $500,000 (except for amounts disputed in good faith in accordance with Section 5(c), which shall not be deemed outstanding until such amounts are finally determined to be due and owing pursuant to Section 5(c)), during the Initial Term or any Term Extension; provided, however, that the Manager shall not be entitled to exercise the termination right pursuant to this Section 2(b)(ii) if the Company has made payment of such consideration at a time when the Manager has not yet exercised the termination right pursuant to this Section 2(b)(ii); or

(B) in the event that Matt Prusak (“Prusak”) is terminated without cause by the Company from his role as interim Chief Executive Officer of the Company during the six month period following the execution of the Original Agreement (“Interim CEO Period”); or

(iii) By the Company, during the Initial Term or the Term Extension:

(A) in the event of the Manager’s (1) fraud, (2) willful misconduct or (3) gross negligence, in each case in the performance of its duties under this Agreement;

(B) in the event of the Manager’s persistent and material failure to competently manage, operate, and oversee on behalf of the Company and its subsidiaries, the Bitcoin mining assets of the Company and all Bitcoin mining projects under the Agreement; provided, however, that any such breach by the Manager caused by or resulting from the Company’s breach of, or delay in performing, any of its obligations under this Agreement shall not be deemed a breach by the Manager;

(C) if Asher Genoot (“Genoot”) (1) ceases to be employed by Manager in his role as President or in a role of greater or substantially similar responsibility for any reason or (2) is indicted of any act which is a felony involving financial crimes or theft of corporate property; provided, that the Company shall only have the right to terminate this Agreement if, within six months following such cessation of employment or indictment, the Manager has not terminated Genoot’s employment (to the extent applicable) and appointed a Qualified Replacement. “Qualified Replacement” means an individual, or individuals, who, in aggregate if applicable, have comparative and demonstrated experience in bitcoin mining operations and the ability to provide services substantially similar in the aggregate to the Services;

(D) in the event that the Manager consummates a Prohibited Change of Control without the Company’s prior written consent;

(E) if the Manager: (1) becomes insolvent or admits its inability to pay its debts generally as they become due; (2) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (3) is dissolved or liquidated or takes any corporate action for such purpose; (4) makes a general assignment for the benefit of creditors; or (5) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(F) in the event that the EH/s Target has not been achieved on or prior to the EH/s Target Deadline; provided, that the Company may terminate this Agreement pursuant to this Section 2(b)(iii)(F) only after the EH/s Target Deadline; provided further that if the Company terminates this Agreement pursuant to this Section 2(b)(iii)(F), the Company shall be deemed to have elected to enter into a Transition Period of at least six (6) months pursuant to Section 2(d)(ii) (commencing on the date set forth in the termination notice delivered pursuant to Section 2(c) and in any event no earlier than the date of such notice or EH/s Target Deadline) in accordance with Section 2(d)(ii) hereof;

(G) in the event of a Change of Control of the Company; provided, that, in connection with such Change of Control, rather than terminating this Agreement, Company may instead elect to cause the assignment and/or assumption of this Agreement to the acquiror of or successor entity to the Company, as applicable, in such Change of Control (such acquiror or successor, the “Assuming Successor”); provided further that (1) Company delivers to Manager evidence in writing that the Assuming Successor has assumed this Agreement in its entirety, effective upon the applicable date of effectiveness of the Change of Control and (2) the Assuming Successor is not insolvent as of the date of the effectiveness of the Change of Control;

(H) [INTENTIONALLY OMITTED]; and

(I) at Company’s election, at any time upon written notice to Manager; provided that the effectiveness of such termination shall be no later than six (6) months after the date of such notice and no earlier than thirty (30) days after the date of such notice.

(iv) For the purposes of this Agreement, (A) “Change of Control” means the Company’s consummation of a sale, exchange or other transfer to third party, whether by merger, acquisition or otherwise, whether directly or indirectly, in one transaction or a series of related transactions, (1) of all or substantially all of the assets of the Company, (2) of more than 50% of the voting power of the outstanding securities of the Company or (3) any reorganization, merger or consolidation in which the Company is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the party and (B) “Prohibited Change of Control” means the Manager’s consummation of a sale, exchange or other transfer to a party set forth on Exhibit D hereto, including any Affiliate of such party or any successors to such party, whether by merger, acquisition or otherwise (each a “Prohibited Party”), whether directly or indirectly, in one transaction or a series of related transactions, (1) of all or substantially all of the assets of the Manager, (2) of the acquisition of more than 50% of the voting power of the outstanding securities of the Manager by a Prohibited Party by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) or (3) any reorganization, merger or consolidation in which the Manager is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the party.

(c) Termination Event Procedures. Other than with respect to termination under Section 2(b)(iii)(I), termination of this Agreement sought pursuant to Section 2(b)(ii) (by the Manager) or Section 2(b)(iii) (by the Company) (each a “Potential Termination Event”) shall comply with the following procedures:

(i) The party asserting that a Potential Termination Event has occurred (the “Terminating Party”) shall provide the other party (the “Non-Terminating Party”) with written notice of such Potential Termination Event (the “Termination Notice”).

(ii) Such Termination Notice shall include the facts and circumstances forming the basis for the Terminating Party’s belief that a Potential Termination Event has occurred.

(iii) Following the Non-Terminating Party’s receipt of a Termination Notice for termination pursuant to Section 2(b)(ii), Section 2(b)(iii)(A) or Section 2(b)(iii)(B), the Non-Terminating Party shall have 45 days to cure the breach that gives rise to the Potential Termination Event (if such breach that gives rise to the Potential Termination Event is curable).

(d)	Effect of Termination.

(i) Upon the termination of this Agreement, there shall be no liability or obligation on the part of the Manager or the Company other than as stated herein; provided, however, that termination or expiration of this Agreement shall not affect the liabilities of each party hereto for any breach of this Agreement occurring prior to such termination or expiration, or any payment obligation set forth in this Section 2(d). Any Definitive Agreements shall survive in accordance with their own terms. For clarity, after the termination of this Agreement and subject to the obligation to pay the compensation during any Transition Period as set forth herein, the Company shall have no obligation to pay any compensation under Section 5 of this Agreement (other than for Services rendered, or Pass-Through Expenses incurred, prior to such termination or as provided in Section 2(d)(ii), Section 2(d)(iii), Section 2(d)(iv) and Section 2(d)(v)).

(ii) Upon the termination of this Agreement pursuant to Section 2(b)(iii), the Company may elect at its sole discretion to require the Manager to continue to perform (in whole or part) the Services in accordance with Section 4, for a period up to six (6) months from the effective date of the applicable notice of termination (the “Transition Period”). During the Transition Period, the Manager shall use commercially reasonable efforts to provide all necessary cooperation and assistance required by the Company to enable the Company to transition the Services to the Company’s nominated successors, including but not limited to assistance with ancillary activities that may be required as part of such transition (collectively, the “Transition Services”); provided, that Manager shall not be obligated to incur any out of pocket costs in connection with such Transition Services. The Manager shall use commercially reasonable efforts to minimize any interruption to the Company’s operations due to the Transition Services. During the Transition Period, the Company may require the Manager to work with one or more successors to transfer the Services in an orderly manner. During the Transition Period the Manager shall: (A) use commercially reasonable efforts to complete any Projects that remain partially complete or in-progress on the effective date of termination; and (B) perform the Transition Services in a diligent, professional and workmanlike manner in accordance with the terms and conditions of this Agreement. During such Transition Period, the Company shall pay to the Manager the Mining Management Fee, on the schedule described in, and if applicable as adjusted in accordance with, Section 5(a); provided, that if the Company elects to pursue Transition Services upon termination of this Agreement pursuant to Section 2(b)(iii)(B), Section (b)(iii)(C), Section (b)(iii)(D), Section (b)(iii)(E), Section (b)(iii)(F) or Section (b)(iii)(G), the Company shall pay to the Manager, in addition to any fees payable for such Transition Services and any other fees expressly payable pursuant to this Agreement following such Termination, an amount equal to the Mining Management Fee that would have become due and payable over the successive three (3)-month period following the effective date of such termination such amount to be paid in cash in three monthly payments commencing upon the effective date of such termination.

(iii) If this Agreement is terminated or if the Company elects not to renew this Agreement through the Term Extension, then:

(A) Other than pursuant to Section 2(b)(ii), Section 2(b)(iii)(G) or Section 2(b)(iii)(I) or as provided in Section 2(d)(ii), as applicable, the Company shall have no obligation to pay any further compensation, payment or fees under this Agreement for any periods following the effective date of such termination;

(B) other than pursuant to Section 2(b)(ii) or Section 2(b)(iii)(G), any Unvested Shares (as defined in the Restricted Stock Purchase Agreement) and/or any Unvested Warrants (as defined in the Warrant Agreements) (such agreements together, the “Equity Agreements” and such securities, together, the “Unvested Securities”), shall be, immediately and without any action on the part of the Company, Board, the Manager or any other person, cancelled for no consideration in accordance with the terms of the respective Equity Agreements and the Manager shall cease to have any rights with respect thereto; and

(C) other than pursuant to Section 2(b)(ii), Section 2(b)(iii)(G) or Section 2(b)(iii)(I), the Manager shall pay to the Company by wire transfer of immediately available cash (1) with respect to Mining Management Fee that has been paid to the Manager in advance for the quarter in which such effective date of termination occurs, a prorated amount of such Mining Management Fee based on the number of days left in such quarter from the effective date of termination, and (2) for any Pass-Through Expenses owed to the Manager pursuant to this Agreement, any amounts that have been paid to the Manager in advance for the month in which such effective date of termination occurs, less any amounts actually spent or required to be paid by the Manager in furtherance of its performance hereunder prior to the effective date of termination.

(iv) If this Agreement is terminated pursuant to Section 2(b)(ii) or Section 2(b)(iii)(G), then:

(A) the Company will pay to the Manager, as liquidated damages, an amount equal to (x) 100% of the aggregate Mining Management Fee that would have become due and payable had the Services been performed for the remainder of the then current Initial Term or Term Extension (as applicable), plus (y) all consideration owed to the Manager as set forth in Section 5 and accrued up to the effective date of such expiration or termination, in one lump-sum, due upon the effective date of such expiration or termination; and

(B) all Unvested Securities which would have vested after the date of termination had the Services been performed for the remainder of the then-current Initial Term or Term Extension (as applicable) shall immediately and without any action on the part of the Company, the Board, the Manager or any other person, vest, in accordance with the terms of the respective Equity Agreement; provided, that in respect of any Unvested Warrants (as defined in the Warrant Agreements), to the extent the exercise price has not been set, the exercise price shall be deemed to be equal to (x) the exercise price of the latest tranche of warrants issued under the Warrant Agreements for which the exercise price has been set, or (y) if termination occurs prior to the first anniversary of the Agreement, the Company’s net asset value as of the Effective Date divided by the Common Stock Deemed Outstanding (as defined in the Warrant Agreements).

(v) Subject to Section 2(d)(ii), if this Agreement is terminated pursuant to Section 2(b)(iii)(I), then:

(A) the Manager shall continue to perform (in whole or part) the Services, and shall continue to be compensated, in accordance with the terms of this Agreement through the effective date of termination; provided, however, that except as expressly provided for in such agreement, the Manager shall not be obligated to incur any out of pocket costs in connection with the performance of such Services; and

(B) the Company will pay to the Manager, as liquidated damages, an amount equal to (x) the lesser of (1) the sum of the Contributed Site Fixed Termination Fees and one hundred percent (100%) of the aggregate Base Mining Management Fee and Supplemental Fixed Fees, that would have become due and payable over the successive eighteen (18) month period (such eighteen month period deemed to commence upon the expiration of the Transition Period), and (2) one hundred percent (100%) of the aggregate Base Mining Management Fee, Supplemental Fixed Fees and Contributed Site Fixed Fees, as applicable, that would have become due and payable had the Services been performed for the remainder of the then-current Initial Term or Term Extension, as applicable, plus (y) all consideration owed to the Manager as set forth in Section 5 and accrued up to the effective date of such expiration or termination, in one lump-sum, due upon the expiration of the applicable Transition Period following such termination; provided that, as used herein, “Contributed Site Fixed Termination Fees” means, at any time from and after the date of the Company’s written acceptance of a Contributed Site (as defined below), an amount equal to the product of (a) eighteen (18) and (b) the product of (x) $4,500 per MW and (y) the nameplate capacity (in MW) of the project located at the Contributed Site, as such nameplate capacity (in MW) may be adjusted by the relevant utility provider in writing other than at the request of the Company.

(vi) Notwithstanding anything to the contrary in this Agreement, to the extent that the Manager receives all amounts payable pursuant to Section 2(d)(i) through and including Section 2(d)(v) and, to the extent applicable, all Unvested Securities are vested pursuant to Section 2(d)(iv)(B), such payment (which payment shall be reduced by any amounts owed by the Manager to the Company pursuant to Section 4(e)(xi)) and vesting and settlement of Unvested Securities (to the extent applicable), shall be the sole and exclusive remedy of the Manager against the Company or any of its Affiliates in respect of this Agreement, the termination of this Agreement, the failure to perform this Agreement or any claims or actions under applicable laws arising out of any such breach, termination or failure, in each case, other than to (A) lower any amounts owed pursuant to this Section 2(d), (B) any accrued and unpaid amounts prior to the termination and/or expiration of this Agreement under Section 5, (C) any amounts payable to the Manager that are disputed but are subsequently determined to be due and payable in accordance with this Agreement, (D) any costs and/or expenses due under contracts or agreements with third-parties which have been approved by the Board, including termination or other breakage payments, (E) obligations of the Company to indemnify the Manager under Section 9 (Indemnification), (F) damages resulting from the Company’s breach of Section 6 (Confidentiality), Section 7 (Intellectual Property), or Section 10 (Non-Solicitation) and (G) claims arising under Definitive Agreements or related to obligations of the Company with respect to Projects. For clarity, this Section 2(d)(vi) shall not result in any double payment by the Company for the same underlying obligation.

(vii) The provisions of this Section 2(d), Sections 6 and 7, and Sections 10 through 27 shall survive the termination of this Agreement.

3.	Services.

(a) Services. The Manager or any of its Affiliates shall manage, supervise, and oversee, on behalf of the Company and its subsidiaries, the Bitcoin mining business operations including all Bitcoin mining assets (the “Purchased Assets”) and all Bitcoin mining projects, and provide such other services as set forth on Exhibit A hereto (collectively, the “Services”) and shall complete and deliver the projects set forth on Exhibit B hereto (collectively, the “Projects”).

4.	Performance Standards; Modification of Services; Obligations of the Manager; Obligations of the Company.

(a) The Manager shall perform the Services, and shall cause the Services to be performed, in all material respects: (i) by qualified personnel (as to training, skill and experience); (ii) in a good, professional and workmanlike manner; (iii) consistent with applicable industry standards and best practices; and (iv) with the experience and expertise necessary to provide the Services in accordance with this Agreement. The Manager shall complete and deliver the Projects in accordance with the milestones and other specifications set forth on Exhibit B hereto.

(b) Within fifteen (15) days following the end of each calendar month, the Manager shall provide a monthly report to the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Chair of the Board and the Chair of the Audit Committee (the “Reporting Parties”) setting forth the Manager’s performance and compliance with Exhibit A for such month. The Manager shall also provide the Reporting Parties with a quarterly report no later than sixty (60) days of the following quarter setting forth the Manager’s performance and compliance with Exhibit A for the prior quarter.

(c) Modification of Services. The Company may from time-to-time request that the Services be amended as the Company in good faith deems necessary for the management of the Purchased Assets. The Manager shall consider each such request in good faith. If the Manager is willing to amend the Services, the parties will negotiate in good faith any such amendment, including any change in the compensation of the Manager related thereto. In the event the parties agree to the terms of such amendment, such amendment will be adopted in accordance with Section 20 and attached to this Agreement.

(d) Executive Management Team. Subject to the terms of the applicable employment agreement entered into between the Company and Prusak, Prusak will serve as the interim Chief Executive Officer of the Company for no less than the Interim CEO Period; provided that (i) Company shall have the right to terminate Prusak “for cause” during such Interim CEO Period, (ii) Company shall promptly disclose to Prusak any retention of a search firm or similar advisor to seek his potential replacement during such Interim CEO Period, and (iii) upon the expiration of such Interim CEO Period, the Company shall have the right to terminate Prusak in its sole discretion. Subject to the foregoing, Prusak shall serve at the pleasure of the Board.

(e) Obligations of the Manager. The Manager will:

(i) Prior to the date on which the Services or the Projects are to commence, obtain, and at all times during the Term of this Agreement maintain, all necessary licenses and consents; provided, however, that the Manager shall not be deemed to have breached this Section 4(e)(i) for any failure or delay in fulfilling or performing under this Section 4(e)(i), caused by or resulting from any change to requirements imposed by law after the date of this Agreement as long as the Manager continues to use commercially reasonable efforts to comply with applicable law;

(ii) Nominate an employee to serve as a primary contact with respect to this Agreement and who will have authority to represent the Manager in connection with matters pertaining to this Agreement including the organization and control of the performance of the Services (the “Project Manager”); provided, however, that Manager shall not unreasonably replace the Project Manager during the term of this Agreement;

(iii) Allocate Manager Personnel who are suitably skilled, experienced, trained, and qualified to perform the Services or Projects to fulfill Manager’s obligations under Sections 4(a) and (b). The Manager represents and warrants to the Company that the Manager shall provide ongoing training to Manager Personnel;

(iv) At the reasonable request of the Company (which shall be made in writing), replace the Project Manager or any other Manager Personnel to the extent that such Project Manager or other Manager Personnel has engaged in willful misconduct or fraud (or the Company has reasonable grounds to suspect that such person has engaged in willful misconduct or fraud) in the performance of their duties under this Agreement;

(v) Prior to any Manager Personnel performing any Services or Projects hereunder: (A) ensure that such Manager Personnel have the legal right to work in the United States as necessary for their performance; (B) ensure that such Manager Personnel hold and continue to maintain, appropriate training and qualifications as required to perform the Services during the Term; and (C) conduct background checks on each such Manager Personnel that is an employee of the Manager or its Affiliates, which background checks shall comprise, at a minimum, references and criminal record, in accordance with state, federal, and local law;

(vi) Comply with all laws applicable to the provision of the Services or performance of the Projects, including but not limited to any applicable labor and employment laws; provided, however, that the Manager shall not be deemed to have breached this Section 4(e)(vi) for any failure or delay in fulfilling or performing under this Section 4(e)(vi) that is caused by or resulting from any change to requirements imposed by applicable law after the date of this Agreement as long as the Manager continues to use commercially reasonable efforts to comply with applicable law;

(vii) Comply with, and ensure that all Manager Personnel comply with, all rules, regulations, and policies of the Company and the Board that are communicated to the Manager in writing, if applicable;

(viii) Require all Manager Personnel to be bound in writing by confidentiality and intellectual property provisions reasonably equivalent to those contained in this Agreement;

(ix) At all times during the Term of this Agreement, use commercially reasonable efforts to procure and maintain at its sole cost and expense, at least the types and amounts of insurance coverage on the terms set forth on Exhibit C hereto. Upon the written request of the Company, the Manager shall provide the Reporting Parties with copies of the certificates of insurance and policy endorsements for all insurance coverage required of the Manager under Exhibit C, and shall not do anything to invalidate such insurance. This Section 4(e)(ix) shall not be construed in any manner as waiving, restricting, or limiting the liability of either party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend, and hold harmless the other under this Agreement);

(x) (A) maintain complete, detailed, and accurate records relating to the provision of the Services under this Agreement, and (B) during the Term and for a period of two years thereafter, upon the Company’s written request, allow the Company or the Company’s representative to inspect and make copies of all such records and, during business hours, interview the Manager’s personnel in connection with the provision of the Services, the performance of the Projects, and the Manager’s compliance with this Agreement; provided, that following the end of such two-year period, such records shall be subject to, and may be deleted in accordance with, the Manager’s reasonable internal policies on customer record retention and deletion;

(xi) (A) perform the Cedarvale Services (as defined in Exhibit F-1) with respect to the Cedarvale Site in accordance with Exhibit F-2 until the date on which Cedarvale Substantial Completion occurs; and (B) achieve Cedarvale Substantial Completion on or before December 17, 2024 (the “Cedarvale Deadline”) (it being understood that, subject to Section 9(d), the Company’s sole and exclusive remedy for a breach of this Section 4(e)(xi), shall be the remedy set forth in Exhibit B under the caption “Projects; Project Based Mining Management Fee Adjustments – 200 MW Energized Milestone”. For purposes of this Agreement, (x) “Cedarvale Substantial Completion” means the date on which all networking and electrical components necessary to support no less than 200 MWs of power in aggregate to plugs at the Cedarvale Project have been installed to permit the prompt installation and operation thereafter of application specific integrated circuits (“ASICs”) using 200 MWs of power, and (y) “Cedarvale Project” means the management of development and construction of a bitcoin mining facility (the “Cedarvale Plant”), at the Cedarvale Site;

(xii) except to the extent delayed or prevented by a failure or delay by the Company to satisfy the Company Contributed Site Conditions, cause the occurrence of Contributed Site Substantial Completion; for purposes of this Agreement, “Contributed Site Substantial Completion” means the date on which all networking and electrical components necessary to support no less than 240 MWs of power in aggregate to plugs at the Contributed Site have been installed to permit the prompt installation and operation thereafter of ASICs using 240 MWs of power, and “Company Contributed Site Conditions” means the Company’s execution of all agreements with third parties and the payment by the Company of all deposits and fees to third parties, in each case reasonably necessary (A) to secure rights to the Contributed Site, (B) for the design, development and construction of the site, and (C) for Manager’s ability to achieve the Contributed Site Substantial Completion; and

(xiii) (A) in its capacity as the holder of Class B common stock of the Company, not appoint as a Class B Director (as defined in the Company’s certificate of incorporation) (1) any person known to it to be a beneficial owner of 5% or more of Hut 8 Corp.’s outstanding common stock (any such person a “5% Hut Beneficial Owner”) on the date of their appointment, or (2) any director, officer, or employee of Hut 8. Corp. and its subsidiaries and controlled affiliates, and (B) take all necessary action to remove any Class B Director who becomes (1) known to Manager to be a 5% Hut Beneficial Owner or (2) a director, officer or employee of Hut 8 Corp. and its subsidiaries and controlled affiliates.

(f) Obligations of the Company. The Company shall, and shall cause its subsidiaries to, take all action reasonably necessary for the Manager to provide the Services and fulfill its obligations under this Agreement, including but not limited to:

(i) Grant the Manager, its Affiliates, any Third-Party Contractor and their respective employees, agents, contractors, and representatives who are performing the Services or Projects (the “Manager Personnel”), access to the facilities, assets (including Bitcoin mining assets) and books and records of the Company and its subsidiaries (in each case, other than any records subject to attorney-client privilege or confidentiality obligation or reasonably deemed commercially sensitive by the Company) during reasonable business hours with reasonable advance notice solely for the purpose of the facilitating the Manager Personnel to deliver the Services and Projects;

(ii) Timely pay all amounts owed by the Company in accordance with Section 5; and

(iii) At all times during the Term, use commercially reasonable efforts to procure and maintain, at its sole cost and expense, at least the types and amounts of insurance coverage on the terms set forth on Exhibit C hereto. Upon the written request of the Manager, the Company shall provide the Manager with copies of the certificates of insurance and policy endorsements for all insurance coverage required of the Company under Exhibit C, and shall not do anything to invalidate such insurance. This Section 4(f)(iii) shall not be construed in any manner as waiving, restricting, or limiting the liability of either party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify and hold the other harmless under this Agreement).

(iv) The Manager shall not be responsible or liable for any failures or delays, including failures or delays in the performance of Services, to the extent caused by the Company’s failures or delays in performing under this Section 4(f), failure to make, execute, sign, acknowledge or deliver any agreements reasonably necessary for the Manager’s performance of the Services or the Company’s unreasonable delay in approving any Budget. In the event that the Manager’s performance of a Service or completion of a Project requires funds in excess of those approved in the most recent Budget, the Manager shall not be responsible or liable for any failures or delays in the performance of such Service or completion of such Project, solely to the extent that such failures or delays are caused by such funding shortfall.

5.	Compensation for Services and Expense Reimbursement.

(a) Cash Compensation for Services. As consideration for providing the Services, prior to the Execution Date, the Company shall pay to Manager such fees, costs and expenses as calculated in accordance with the terms subject to the conditions of the Original Agreement, and effective as of the Execution Date, and for the remainder of the Term and any Transition Period (in accordance with Section 2(d)), the Company shall pay to the Manager (or one or more Affiliates designated by the Manager) (x) an annual fee of $15,000,000, which shall be paid in advance in quarterly installments each in an amount equal to $3,750,000 (“Base Mining Management Fee”), (y) solely to the extent applicable, on and from the day in which Manager has commenced development or operation services with respect to an Exclusive Site, the Supplemental Fixed Fees for each such Exclusive Site payable quarterly in advance (prorated for the first quarter in which such Supplemental Fixed Fees become payable for an Exclusive Site), and (z) solely to the extent applicable, on and from the day in which Contributed Site Fee Condition is first satisfied, the Contributed Site Fixed Fees payable quarterly in arrears through the quarter in which the Contributed Site is fully energized, and thereafter payable quarterly in advance (prorated for the first quarter in which the Contributed Site Fee Condition is first satisfied), in each case, on the first Business Day of each January, April, July and October (each, a “Fee Payment Date”) of each year for the quarterly period in which such Fee Payment Date occurs (commencing on July 1, 2024), less any Mining Management Fee adjustments set forth under the caption “Projects; Project Based Mining Management Fee Adjustments” on Exhibit B (the “Project Based Mining Management Fee Adjustments”) for all prior quarterly periods (without double counting) (the amount as calculated in accordance with the foregoing, the “Mining Management Fee”); provided, however, that, (i) any Project Based Mining Management Fee Adjustment caused primarily by the action or inaction of an Outside Service Provider shall not result in such Project Based Mining Management Fee Adjustment being deducted from the Base Mining Management Fee (ii) during any Term Extension, the Base Mining Management Fee payable to the Manager shall be an amount equal to the Base Mining Management Fee multiplied by the CPI Increase as of the first day of such Term Extension; provided, further, that (x) the Mining Management Fee payable on the Fee Payment Date occurring on July 1, 2024 shall be reduced by an amount equal to $179,207.00, representing the excess Mining Management Fee paid by the Company to the Manager in respect of the calendar quarter comprising April, May and June 2024 after taking into account the fee adjustment as of the Execution Date as set forth above, and (y) the last Fee Payment Date shall be a pro rata payment equal to the Mining Management Fee multiplied by a fraction, the numerator of which is the number of days Services are to be performed for such period and the denominator for which is 92. For the avoidance of doubt, it is clarified that, there shall be no duplications of payments or adjustments made under this Agreement. For purposes of this Agreement, (A) “Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York, (B) “CPI Increase” means an amount that shall initially be equal to one and shall be adjusted, as of the date of calculation, to an amount equal to the greater of (x) one (1) or (y) a fraction, the numerator of which is the Price Index most recently published prior to the date of calculation and the denominator of which is the Price Index most recently published prior to the date hereof, (C) “Price Index” means the “Consumer Price Index for All Urban Consumers, All Items (1982-1984=100), U.S. Cities Average (CPI-U),” issued by the Bureau of Labor Statistics of the United States Department of Labor (or its successor Index) (https://www.bls.gov/regions/mid-atlantic/data/consumerpriceindexhistorical_us_table.htm), (D) “Supplemental Fixed Fees” means $4,500/MW per month for any Exclusive Sites in excess of the aggregate amount of 567 MW of operating, construction-in-progress and allowed capacity as of the Execution Date for the sites set forth on Exhibit I (which, for the avoidance of doubt, includes the 240 MW of capacity relating to the project to be located at the site to be contributed by Manager to the Company pursuant to Section 1 of Exhibit B) based on the total nameplate capacity for such Exclusive Site (which, for the avoidance of doubt, excludes all of the Excluded Sites), (E) “Contributed Site Fixed Fees” means $3,000/MW per month based on the weighted average MW energized at the site as for the relevant quarter through the end of such quarter in which nameplate capacity is achieved, and for each full quarter thereafter based on the full nameplate capacity for such site; (F) “Contributed Site Fee Condition” means the energization of the Contributed Site (which, for the elimination of doubt, includes partial energization); (G) “Contributed Site” means such site actually contributed by Manager in accordance with Paragraph 1 of Exhibit B. In no event shall the Project Based Mining Management Fee Adjustments or the Mining Management Fee be a negative amount. Notwithstanding anything herein to the contrary, to the extent that there are any Project Based Mining Management Fee Adjustments, any such Project Based Mining Management Fee Adjustments shall be deducted solely from the Mining Management Fee and shall not be deducted from, or set off against, any other Company payments or obligations.

(b) Equity Compensation for Services. As additional consideration for providing the Services to the Company, the Company shall, simultaneously with the execution hereof:

(i) execute and deliver to the Manager that certain Restricted Stock Purchase Agreement between the Company and the Manager, dated as of the date hereof (the “Restricted Stock Purchase Agreement”) which shall include the issuance of certain Incentive Units (as defined therein) to Manager;

(ii) execute and deliver to the Manager those certain Warrant Agreements between the Company and the Manager, dated as of the date hereof (the “Warrant Agreement”); and

(iii) execute and deliver to Manager that certain Contribution Agreement between the Company and the Manager, dated as of the date hereof (the “Contribution Agreement”).

(iv) The Manager shall, simultaneously with the execution hereof, (x) execute and deliver to the Company each of the Restricted Stock Purchase Agreement, the Warrant Agreement and the Contribution Agreement, and (y) pay to Company in immediately available funds all amounts due under the Contribution Agreement for the Acquired Shares (as such term is defined therein). Notwithstanding anything to the contrary herein, the Company’s obligations under this Agreement are conditional, and shall only become effective, upon the Closing (as such term is defined in the Contribution Agreement).

(c) Interest on Unpaid Amounts. Interest at a rate per annum equal to the Prime Rate plus 7.5% shall accrue and be payable by the Company on any unpaid (i) Mining Management Fee (except that for disputed amounts, which are subsequently determined to be owed by the Independent Accountant under Section 5(d), shall accrue interest retroactively from the date such amounts were determined to be owed) and (ii) Pass-through Expenses, in each case until such amounts are paid. “Prime Rate” shall mean the “U.S. Prime Lending Rate” published in The Wall Street Journal; provided, however, that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate.

(d) Review and Objections.

(i) During the Term and for 12 months following the end of the Term, (A) the Company may inspect the Manager’s books, upon reasonable prior notice, during normal business hours and at the offices of the Manager or such other location where relevant books may be located, solely in order to determine the Project Based Mining Fee Adjustments, and the resulting Mining Management Fees paid on any prior Fee Payment Date in respect of the prior 12 months, and (B) the Manager may inspect the Company’s books, upon reasonable prior notice solely in order to review the Company’s determination of the Project Based Mining Management Fee Adjustments and the resulting Mining Management Fees paid on any prior Fee Payment Date in respect of the prior 12 months.

(ii) The Manager may object to the Company’s determination of the Project Based Mining Management Fee Adjustments and the resulting Mining Management Fees paid on any prior Fee Payment Date by delivering a written notice of objection to the Company (an “Objection Notice”). Any Objection Notice shall specify the Project Based Mining Management Fee Adjustments and resulting Mining Management Fees disputed by the Manager and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. The Manager and Company shall negotiate in good faith to resolve the disputed items and agree upon the Project Based Mining Management Fee Adjustments and resulting Mining Management Fees for the applicable period, provided, that any such negotiations shall not be admissible into evidence in any proceeding in accordance with Federal Rule of Evidence 408 and any other applicable rules of evidence, and nothing in this Agreement shall be construed as a waiver of rights under Federal Rule of Evidence 408 and any other applicable rules of evidence. If the Manager and the Company are unable to reach agreement within 30 days after such an Objection Notice has been given, all unresolved disputed items shall be promptly referred to Kroll, or if Kroll is unavailable or declines engagement, a nationally or regionally recognized accounting, valuation, or similar firm appointed by mutual agreement of the Manager and the Company (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Company and Manager shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Company and Manager, and not by independent review, acting as an expert and not as an arbitrator. The resolution of the dispute and the calculation of the Mining Management Fees that is the subject of the applicable Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by the parties hereto as apportioned by the Independent Accountant based upon the outcome of the dispute.

(e) Expenses.

(i) The Company shall (A) pay Manager for all documented fees, costs, and expenses incurred or to be incurred by or on behalf of Manager or its Affiliates in connection with performing the Services labeled as “Pass-Through” on Exhibit A, that are consistent with a Budget or otherwise approved by Company in writing (including by email) (“Pass-Through Expenses”) and (B) reimburse the Manager for any reasonable and documented out-of-pocket travel and related costs and expenses incurred by the Manager, its Affiliates or Third-Party Contractors in connection with the performance of the Services, to the extent such expenses are not included as Pass-Through Expenses and are consistent with a Budget or otherwise approved by the Company (the “T&E Expenses”). “Budget” means a budget covering all Bitcoin mining facilities or projects for which Services will be provided, all Pass Through Expenses and T&E Expenses for an applicable calendar quarter, including line items for (A) day-to-day operations, including any capital expenditures for repair and maintenance, of the applicable facility or project, and (B) any capital expenditures for additions or improvements to the applicable facility or project; provided, however, that such budget shall not include any site development costs and expenses, which shall be mutually agreed between the Manager and the Board as and when such costs and expenses arise. The following fees shall be considered Pass-Through Expenses for purposes of Section 2(d)(iii), Section 2(d)(iv), and Section 2(d)(v): any early termination fees, liquidated damages incurred as a result of early termination, or fees accelerated as a result of early termination, in any case, as incurred by the Manager or its Affiliates as a result of early termination of agreements between the Manager and/or an Affiliate of the Manager, on one hand, and a Third-Party Contractor, on the other hand, that have been specifically approved in advance in writing by the Board.

(ii) The Manager shall prepare a proposed Budget for each quarter and provide the Reporting Parties with such Budget reasonably in advance of such calendar quarter (in any case at least 30 days prior to the beginning of the applicable calendar quarter), which proposed Budget shall indicate the estimated Pass-Through Expenses and T&E Expenses expected to be incurred in such calendar quarter. The Company shall promptly, but in no case later than 15 days after the delivery of such proposed Budget to the Company, review and approve or disapprove of such Budget by providing written notice to the Manager (and any disapproval shall include reasonable details describing the reasons that such Budget has been rejected). In the event that the Company reasonably disapproves of all or any portion of the Budget, the Manager and the Company shall meet in good faith (which may be in-person, telephonically, by video conference, or by other method mutually agreed to by the Manager and the Company) to resolve any issues with the proposed Budget. In the event that the Manager and Company are unable to agree on a Budget for a calendar quarter at least 10 days prior to the start of a calendar quarter, the last approved Budget shall be deemed the Budget for such calendar quarter. In the event that the Company has not delivered a written approval or disapproval of a Budget on the date that is 10 days prior to the beginning of the applicable quarter, such Budget shall be deemed approved by the Company.

(iii) The Manager shall provide the Reporting Parties with an invoice for all estimated Pass-Through Expenses and T&E Expenses included in a Budget for each applicable calendar month, (a) after such Budget is approved, and (b) in advance of, and in any case at least 10 days prior to, the beginning of the applicable calendar month (the “Estimated Invoice”). The Company shall pay each Estimated Invoice on the first Business Day of the applicable calendar month. Promptly following the end of each calendar month, the Manager shall provide the Reporting Parties with an invoice in an amount equal to (A) the aggregate amount of Pass-Through Expenses and T&E Expenses actually incurred for the applicable month, minus (B) the aggregate amount of any payments made by the Company towards the Estimated Invoice for the applicable month (“True-Up Invoice”). The Company shall pay any True-Up Invoice that is in a positive amount (i.e., indicating underpayment by the Company) within 10 days of receipt. The Manager shall issue a credit to the Company for the amount of any True-Up Invoice that is in a negative amount (“True-Up Credit”). Any True-Up Credit issued shall be applied to the Company’s payment of any currently due, or future, Estimated Invoices or True-Up Invoices. The Manager shall not be responsible for any failures or delays, including failures or delays in the performance of Services, caused directly or indirectly by the Company’s failure to pay Estimated Invoices as provided in the foregoing. At the end of the Term (as extended from time to time) and any Transition Period, subject to Section 2(d), (x) to the extent there are any Project Based Mining Management Fee Adjustments not previously deducted from the Mining Management Fee, the Manager shall pay to the Company by wire transfer of immediately available funds amounts equal to any such Project Based Mining Management Fee Adjustments; and (y) to the extent there are any True-Up Credits not previously applied to Estimated Invoices or True-Up Invoices, the Manager shall pay to the Company by wire transfer of immediately available funds amounts equal to such True-Up Credits.

6.	Confidentiality.

(a) During the Term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own confidential or proprietary information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations or exercising rights under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 6 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such portion of Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order. For the purposes of this Agreement, (A) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction, and (B) a “Representative” of any specified person is such person’s officers, directors, partners, trustees, executors, employees, contractors (including subcontractors), agents, attorneys, accountants and advisors.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 6; (ii) was received from a third party without a duty of confidentiality; or (iii) except in the case of Manager-Developed IP, was developed by it independently without any reliance on, use of or reference to the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Receiving Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing; provided, however, that Receiving Party or its Representatives may retain copies of such materials to the extent necessary to comply with applicable law or regulation or in connection with electronic archiving practices (provided any information so maintained will remain subject to the confidentiality obligations of this Agreement).

7.	Intellectual Property.

(a) Each of the Manager and its Affiliates has, independent of the Services, developed, created, conceived, reduced to practice, or acquired, and shall continue to develop, create, conceive, reduce to practice, and acquire, Intellectual Property Rights that the Manager may use or access for purposes of providing the Services, and including all customizations, enhancements, improvements and other modifications thereof developed by or on behalf of the Manager (“Manager Background IP”). The Company acknowledges that nothing contained in this Agreement shall transfer or assign any ownership interest in or to any Manager Background IP to the Company. Nothing in this Agreement shall be deemed to grant either party or any third party acting on behalf of either party any implied license to, or right under or to, any Manager Background IP. Subject to the foregoing, the Manager hereby grants the Company a worldwide, fully paid up, royalty-free, non-transferable (except to the successors and assigns of the Company as permitted by this Agreement), sublicensable (through multiple tiers), non-exclusive and irrevocable (except that if this Agreement is terminated before the end of the Term such license will survive until the end of any Transition Period, notwithstanding termination of this Agreement) license during the Term and any Transition Period to use the Manager Background IP provided in the course of the Services solely for internal business purposes of the Company or its Affiliates. The Company shall not, and shall not permit any third party to, reverse engineer, disassemble or decompile Manager Background IP for any purpose. For the purposes of this Agreement, “Intellectual Property Rights” means, all of the following and all rights therein, in all jurisdictions worldwide, (i) patents, utility models, inventions and discoveries, statutory invention registrations, invention disclosures, and industrial designs, (ii) trademarks, service marks, domain names, trade dress, trade names, website and social media user names, metatags, keywords and other website search terms, uniform resource locators, geographical indications, and other identifiers of source or goodwill, including the goodwill connected with the use thereof and symbolized thereby, (iii) copyrights, moral rights, works of authorship (including software) and rights in data and databases, (iv) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations in- part and reexaminations for any of the foregoing in (i)-(iii), and (v) confidential and proprietary information, including trade secrets, know-how and invention rights.

(b) All Intellectual Property Rights developed, created, conceived, or reduced to practice by employees or consultants of the Manager or its Affiliates in providing Services (“Manager-Developed IP”), shall be owned by the Manager. For the avoidance of doubt, Manager-Developed IP shall not include any schematics, site blueprints, diagrams, or similar technical materials that are specific to the Company’s facilities, operations or projects. The Manager hereby grants the Company and its Affiliates and representatives a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (through multiple tiers) license to use any Manager-Developed IP provided to the Company as part of the Services (and, for the avoidance of doubt, such license shall be automatically assigned to any successor or acquiror of the Company without any consent or notice being required from the Manager).

(c) Ownership and licensing of any Intellectual Property Rights developed, created, conceived, or reduced to practice by Manager Personnel, whether solely or jointly with employees or consultants of the Company, in connection with a Company-commissioned research and development effort that the Company has acknowledged in writing and that is not Manager-Developed IP, shall be established pursuant to a separate written agreement between the Company and the Manager.

(d) The Manager hereby represents and warrants that it has and will maintain all necessary rights, authorizations and consents to grant or assign the rights and licenses granted or assigned under this Section 7.

(e) “Software” means both of (i) the miner management software referred to as the “Operator” and (ii) curtailment management software referred to as the “Reactor.” The Manager shall provide reasonable support and assistance for the implementation and use of the Software, as reasonably requested by the Company, including all updates thereto as they are released or implemented. The Software constitutes “Manager Background IP”; provided, however, that the license granted hereunder shall not be sublicensable with respect to the Software. For clarity, the Software and any updates, modifications or improvements thereto, do not constitute Manager-Developed IP or materials or work product contemplated by Section 7(b). Upon receiving or providing notice of the termination or non-renewal of this Agreement, the Manager shall use commercially reasonable efforts to enable, support, and facilitate the Company’s transition to alternative software or services to replace the functionality of the US Bitcoin IP, including the Company’s development and installation of such alternative software and related data and systems migration, in accordance with Section 2(d)(ii) (at Company’s expense); provided, however, that Manager shall not be obligated to incur any out of pocket costs in connection with such transition.

8.	Limitation of Liability. Neither the Manager nor the Company nor any of their respective officers, directors, managers, principals, stockholders, partners, members, employees, agents, representatives, and Affiliates (each a “Related Party” and, collectively, the “Related Parties”) shall be liable to the other party or any of their respective Affiliates for any Losses or expense arising out of or in connection with the performance of or failure to perform any obligations contemplated by this Agreement, in excess of $10,000,000 in the aggregate (the “Liability Cap”), unless such Losses, or expense shall be proven to result directly from the gross negligence, willful misconduct, fraud, knowing violation of law or breach of Section 6 by such person, or such person’s indemnification obligations pursuant to Section 9 (the “Liability Exceptions”), subject to the last sentence of this Section 8. Except for the Liability Exceptions, in no event will either party be liable to the other for special, indirect, punitive, or consequential damages, including, without limitation, loss of profits or lost business. In addition, the Liability Cap shall not apply to: (i) with respect to the Company’s liability, (A) lower any amounts owed pursuant to Section 2(d), (B) any termination payment due under this Agreement, (C) any accrued and unpaid amounts prior to the termination and/or expiration of this Agreement, (D) any amounts payable to the Manager that are disputed but are subsequently determined to be due and payable in accordance with this Agreement, (E) any costs and/or expenses due under contracts or agreements with third-parties which have been approved by the Board (including Losses arising from termination or other breakage payments), (F) damages resulting from the Company’s breach of Section 6 (Confidentiality) or Section 7 (Intellectual Property), (G) amounts due pursuant to, or damages arising under, Definitive Agreements, and (H) reasonable expenses incurred by the Manager in enforcing its rights under this Agreement against the Company; and (ii) with respect to the Manager’s liability, (A) damages resulting from the Manager’s breach of Section 6 (Confidentiality) or Section 7 (Intellectual Property) and (B) amounts due pursuant to, or damages arising under, Definitive Agreements.

9.	Indemnification; Offset.

(a) Except in connection with matters contemplated by Section 9(b) and subject to Section 9(c), the Company shall indemnify and hold harmless the Manager and each of its Related Parties (each, a “Manager Indemnified Party” or for the purposes of Section 9(c), an “Indemnified Party”) from and against any and all losses, actions, damages, and liabilities, joint or several (“Losses”) to the extent arising from any claim, action or demand brought by any third party and relating to or arising out of the Company’s gross negligence, willful misconduct fraud or knowing violation of law, and the Company will reimburse any Manager Indemnified Party for costs and expenses incurred in defending such third party claims, actions or demands subject to, and in accordance with, Section 9(c). Notwithstanding the foregoing, the Company will not be required to indemnify any Manager Indemnified Party under this Section 9(a) to the extent that the Loss is determined by a court to have resulted from the gross negligence, willful misconduct or fraud, by such Manager Indemnified Party. The reimbursement and indemnity obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Manager Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the parties hereto and any Manager Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the scope of the indemnity provided by the Company in this Section 9 shall not extent to any matters for which the Company is entitled to be indemnified pursuant to the Lancium Agreement.

(b) Except in connection with matters contemplated by Section 9(a) and subject to Section 9(c), the Manager shall indemnify and hold harmless the Company and each of its officers, directors, managers, principals, stockholders, partners, members, employees, agents, representatives, and Affiliates (as applicable, a “Company Indemnified Party” or for the purposes of Section 9(c), an “Indemnified Party”) from and against any and all Losses to the extent arising from any claim, action, or demand brought by any third party and relating to or arising out of the Manager’s gross negligence, willful misconduct, fraud, knowing violation of law or alleging that any Manager-Developed IP, the Services, or any Company Indemnified Party’s use of either of the foregoing in accordance with this Agreement infringes, misappropriates, or otherwise violates any Intellectual Property Rights, except to the extent such alleged infringement, misappropriation, or other violation arises out of the performance of the Services pursuant to the Company’s instructions regarding the performance of such Services, where the infringement, misappropriation, or other violation could not have been avoided while following the Company’s instructions. The Manager will reimburse any Company Indemnified Party for costs and expenses subject to, and in accordance with, Section 9(c). Notwithstanding the foregoing, the Manager will not be required to indemnify any Company Indemnified Party under this Section 9(b) to the extent that any Loss is determined by a court to have resulted from the breach of this Agreement, gross negligence, willful misconduct, fraud or knowing violation of law by such Company Indemnified Party. The reimbursement and indemnity obligations of the Manager under this Section 9(b) shall be in addition to any liability which the Manager may otherwise have, shall extend upon the same terms and conditions to any Company Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the parties hereto and any Company Indemnified Party.

(c) Third Party Claims Indemnification Procedure. An Indemnified Party shall promptly notify the Company or the Manager, as applicable (each, an “Indemnitor”) in writing as to any claim, action or demand for which indemnity may be sought under this Section 9, but the omission to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have to any Indemnified Party hereunder to the extent that the Indemnitor is not materially prejudiced as a result of such failure. After such notice to the Indemnitor, the Indemnitor shall be entitled to participate in and assume the defense thereof (subject to the limitations set forth in the next sentence, if applicable) with counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party in such action and shall pay as incurred the fees and expenses of such counsel related to such action. In any action, any Indemnified Party shall have the right to retain its own separate counsel at such Indemnified Party’s own expense and not subject to reimbursement by the Indemnitor; provided, however, that the Indemnitor shall pay as incurred the fees and expenses of such counsel incurred in connection with investigating, preparing, defending, paying, settling or compromising any action if (i) to the extent that the parties to such action include both the Indemnified Party and the Indemnitor and there may be legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnitor; (ii) the use of counsel chosen by the Indemnitor to represent both the Indemnitor and such Indemnified Party would present such counsel with an actual or potential conflict of interest; (iii) the Indemnitor shall not have employed satisfactory counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such action; or (iv) the Indemnitor shall authorize the Indemnified Party to employ separate counsel (in addition to any local counsel) at the expense of the Indemnitor. The Indemnitor shall not, in connection with any action, be liable for the fees and expenses of more than one separate counsel (in addition to any local counsel) for all Indemnified Parties, except to the extent the use of one counsel to represent all Indemnified Parties would present such counsel with an actual or potential conflict of interest.

(d) Offset. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole discretion, offset all or any portion of any amounts owed to the Manager under this Agreement (including the Mining Management Fee and any fees owed for Transition Services) against (i) any amounts that are determined by a court of competent jurisdiction, or another person mutually agreed in writing by the parties, to be payable or owing to a Company Indemnified Party and (ii) any amounts that Manager owes to the Company pursuant to Section 4(e)(xi); provided, that, upon termination of this Agreement prior to the end of any quarter with respect to which the Mining Management Fee is prepaid pursuant to Section 5(a), the Company may, in its sole discretion, offset against any fees owed for Transition Services or require that Manager refund the Company within thirty (30) days the Mining Management Fee paid in excess of the Services actually performed for such quarter, net of any Project Based Mining Management Fee Adjustments (a pro rata payment equal to the Mining Management Fee, net of any Project Based Mining Management Fee Adjustments, multiplied by a fraction, the numerator of which is the difference of 92 and the number of days Services were performed for such period and the denominator for which is 92).

10.	Non-Solicitation. The Company, on behalf of itself and its Affiliates, hereby covenants and agrees that, for the period beginning on the date of expiration or termination of this Agreement and ending on the 2-year anniversary of such date, it shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit for employment any of the employees of the Manager or its Affiliates (the “Restricted Employees”); provided, that, from and after the expiration or termination of this Agreement (the “Non-Solicit Fallaway Date”), nothing in this Section 10 shall apply to any site level employees (including any site level management employees but excluding any officers, executives and management employees of the Manager or its Affiliates) that have worked at a Company site for fewer than twelve months (“Unrestricted Employees”); provided further that at the Company’s request, the Manager shall reasonably facilitate communications between an Unrestricted Employee and the Company during the six month period prior to the Non-Solicit Fallaway Date for such Unrestricted Employee to be transferred to the Company.

11.	Force Majeure.

(a) Subject to Section 11(b) below, the Manager shall not be liable or responsible to the Company (including for any applicable indemnification obligations of the Manager), nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in performing pursuant to Sections 4(e)(i) or 4(e)(vi), or performing the Services, when and to the extent the failure or delay is caused by or results from Excluded Events. “Excluded Events” means the following events: (i) acts of God; (ii) flood, fire, earthquake, or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (iv) embargoes, or blockades in effect on or after the date of this Agreement that relate to the subject of this Agreement; (v) national or regional emergency; (vi) changes to requirements imposed by applicable law; and (vii) action by any Governmental Authority. The failure or inability of the Manager to perform its Services and obligations under this Agreement due to an Excluded Event shall be excused for the duration of the Excluded Event. “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or quasi-governmental authority (in each case of the foregoing, to the extent that the rules, regulations, or orders of this organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

(b) Within 10 days of the occurrence of an Excluded Event, the Manager shall provide written notice to the Reporting Parties of such occurrence, explaining the nature or cause of the delay and stating the period of time the delay is expected to continue. If the Excluded Event lasts for more than 90 days, (i) for a period of 90 days after the occurrence of an Excluded Event, no reduction shall be made to the Mining Management Fee payable to the Manager under Section 5; and (ii) after such 90-day period (the “Force Majeure Period”), if the Excluded Event has resulted in the aggregate nameplate capacity (in megawatts) of Miners under Use below 200 megawatts, then in the duration of such Excluded Event, the Mining Management Fee payable to the Manager pursuant to this Agreement shall be reduced by, at the Company’s election, up to a fraction of the Mining Management Fee, the numerator of which is the actual aggregate nameplate capacity (in megawatts) of the Miners under Use and the denominator of which is 200 megawatts; provided, however, that in the event the Company elects to use any Outside Service Provider to manage the Company’s mining assets, as a result of which the average aggregate nameplate capacity (in megawatts) of Miners under Use for the 90-day period immediately prior to any Excluded Event (the “Revised Capacity”) is below 200 megawatts, then after the Force Majeure Period, if the Excluded Event has resulted in the aggregate nameplate capacity (in megawatts) of Miners under Use below the Revised Capacity, then in the duration of such Excluded Event, the Mining Management Fee payable to the Manager pursuant to this Agreement shall be reduced to a fraction of the Mining Management Fee, the numerator of which is the actual aggregate nameplate capacity (in megawatts) of the Miners under Use and the denominator of which is the Revised Capacity (the “Fee Reduction”). In the event that an Excluded Event affects all or substantially all of the Company’s Bitcoin mining assets, and such Excluded Event is in effect in excess of six months, then the Company shall not be required to pay any amounts that would otherwise be payable to the Manager under this Agreement and the Manager shall not be required to provide the Services hereunder for the duration of the time in excess of such six-month period until such time that the Excluded Event is resolved or the Company’s Bitcoin mining assets otherwise resume operation, at which point the payment and provision of Services obligations under the Agreement shall resume. The Manager shall use commercially reasonable efforts to end the failure or delay and ensure the impact of an Excluded Event on the Manager’s performance are minimized. In the event that there is a reduction in the Mining Management Fee payable to the Manager under this Section 11(b), at the Company’s election, the Company may offset the amount of such Mining Management Fee reduction against the next payment due to Manager under this Agreement or require the Manager to pay to the Company by wire transfer of immediately available cash the amount of such Mining Management Fee reduction. In the event that a Fee Reduction results in the Mining Management Fee on an annualized basis dropping below the Minimum Fee, then the Manager may elect not to perform the Services or complete or deliver the Projects under this Agreement, and if the Manager so elects the Company shall not be obligated to pay the Mining Management Fee, until such time that the Mining Management Fee on an annualized basis is at least equal to the Minimum Fee. “Miners under Use” shall refer to the miners and/or other computing power used to secure and validate digital asset networks managed by Manager or leased to (or otherwise made available to) the Manager from a third party, in each case of such miners or computing power, that are used in providing the Services. “Minimum Fee” shall mean an amount equal to $3,750,000.

(c) During the Term, the Manager shall maintain a business continuity and disaster recovery plan for the Services (the “BCP/DR Plan”). The Manager shall provide the Reporting Parties with a written summary of the BCP/DR Plan upon the reasonable written request of the Company. The Manager’s performance shall only be excused pursuant to this Section 11 to the extent that the Manager executes such BCP/DR Plan in the event of any Excluded Event, if applicable.

12.	Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. The Manager shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party. Nothing in this Agreement shall be deemed or construed to create or enlarge any fiduciary duties and responsibilities of the Manager or any of its Related Parties, including without limitation in any of their respective capacities as stockholders or directors of the Company.

13.	Press Releases. Neither the Company nor the Manager shall make any public announcement of this Agreement or the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make such disclosures concerning the transactions contemplated by this Agreement as may be required by applicable law; provided the other party receives a description of the disclosures and a reasonable time to comment prior to public dissemination.

14.	Permissible Activities. Subject to the foregoing and the obligation not to disclose or use any information of the Company (which disclosure or use shall constitute a breach of this Agreement), nothing herein shall in any way preclude the Manager or its Affiliates or their respective Related Parties from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company or any of its Affiliates.

15.	Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15).

If to the Company:	2323 Galiano Street, 2nd Floor Coral Gables, Florida 33134 Email: *** Attention: ***

with a copy to:	White & Case LLP 111 South Wacker Drive, Suite 51000 Chicago, IL 606060 Email: ***; *** Attention: ***; ***

If to the Manager:	1101 Brickell Ave., N-1500 Miami, Florida 33131 Email: *** Attention: ***

with a copy to:	Brown Rudnick LLP 7 Times Square New York, NY 10036 Email: ***, *** Attention: ***, ***

16.	Entire Agreement. Except for (i) that certain side letter, (ii) that certain amendment to Plan Sponsor Contribution Agreement, (iii) that certain amendment to Company bylaws, each dated as of the date hereof between the Company and the Manager, this Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

17.	Successor and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights or obligations of the parties hereunder may be transferred or assigned by any party hereto, without the written consent of the other party, except that (a) the Manager may assign its rights and obligations hereunder to any of its Affiliates, a successor entity, in part or in full, as part of a separation of any portion or division of the Company into one or more entities, whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, or in connection with any sale of the Company or any sale of all or substantially all of the business of the Company, and (b) the Company may assign its rights and obligations to any of its Affiliates, a successor entity, in part or in full, as part of a separation of any portion or division of the Company into one or more entities, whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, or in connection with any sale of the Company or any sale of all or substantially all of the business of the Company.

18.	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

19.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

20.	Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

21.	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

22.	Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in such court has been brought in an inconvenient forum.

23.	Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 23.

24.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25.	No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

26.	Fees and Expense. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of his, her or its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation and preparation of this Agreement (including the fees and expenses of legal counsel, accountants, consultants or other representatives).

27.	Interpretation. Section and Exhibit references in this Agreement are references to the corresponding Section or Exhibit to this Agreement, unless otherwise specified. All Exhibits to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. Unless expressly provided to the contrary herein, the word “or” has the inclusive meaning “and/or,” and the word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to “$” shall mean U.S. dollars. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Management Services Agreement on the date first written above.

IONIC DIGITAL INC.

By:	/s/ Emmanuel Aidoo
Name:	Emmanuel Aidoo
Title:	Chairman, Board of Directors

U.S. DATA MANAGEMENT GROUP, LLC

By:	/s/ Victor Semah
Name:	Victor Semah
Title:	Authorized Signatory

Signature Page

Amended and Restated Management Agreement

Privileged and confidential

W&C Draft: June 4, 2024

Exhibit A

Services

No.	Description of Service / Activity	Fee Structure
1.	Management, oversight, and strategy for the Company’s Bitcoin mining assets.	Fixed fee
2.	Use and integration of Manager’s proprietary miner management software and report generation software which includes repair ticket generation, total site parameter viewing portal, and automated site infrastructure monitoring for Bitcoin mining.	Fixed fee
3.	Managing all Bitcoin mining facilities owned by the Company as of the Effective Date.	Fixed fee
4.	Managing strategy and management of all Bitcoin mining equipment located at the mining facility owned by the Company.	Fixed fee
5.	Managing subcontractors including on-site supervision as well as contract oversight and compliance. Subcontractors include but not limited to: security services, maintenance vendors, auditors, tax consultants.	Fixed fee
6.	Customer contract management will be performed by the Manager through its hosting team except for customer contract management services related to a substantial expansion in the number of contract relationships and the Company’s business model which requires the Manager to make additional dedicated hires.	Fixed fee
7.	Send material adverse effect notifications for any Customer defaults, litigation or threatened litigation, casualty, condemnation, violation of Laws, denial of a permit, or notice of violation or noncompliance received from a Governmental Authority.	Fixed fee
8.	Maintain GAAP-compliant books and records for each Bitcoin mining facility. Keep such records for at least five (5) years, provide audited and unaudited financial statements in accordance with any upstream financing docs (external tax advisors and/or audits are a pass-through cost).	Fixed fee

No.	Description of Service / Activity	Fee Structure
9.	Monthly and quarterly operating reports from Bitcoin mining facilities using Manager’s template.	Fixed fee
10.	Maintaining and training staff in accordance with all applicable standards at Bitcoin mining facilities.	Fixed fee
11.	Creating standard operating procedures for safety standards herein and requiring subcontractors to do the same at Bitcoin mining facilities.	Fixed fee
12.	Managing strategy and management of all Bitcoin mining equipment owned by the Company and located at Bitcoin mining facilities owned by third parties.	Fixed fee
13.	Overseeing strategy and development of new Bitcoin mining facilities owned by, or to be owned by the Company.	Fixed fee
14.	The Manager will provide the Debtors and the Company with access to energy trading desks, as well as its energy management team, at no additional cost above the Mining Management Fee.	Fixed fee
15.	Start-up costs (e.g., network servers, vehicles, forklift, etc.) and customization of software specifically requested and pre-approved by the Company and development of upgrades, updates, modifications, enhancements or improvements to such software. For example, custom user interfaces or features requested by the Company, or any other dedicated services or resources that are needed solely for the Company’s operations, other than use and integration of the Manager’s proprietary miner management software and report generation software referred to in #2 above.	Pass-Through Expenses
16.	Site operations labor and recruitment costs (e.g., facility/maintenance technicians, miner/hashrate technicians, security, and supervisors).	Pass-Through Expenses
17.	Maintenance capital expenditures, consumable/non-consumable infrastructure, electrical maintenance, container maintenance, office and building maintenance, preventative maintenance and operations and maintenance activities (i.e., replacement of filters, fuses, breakers, technician tools, ongoing electrical operations and maintenance activities, site vehicle maintenance, etc.)	Pass-Through Expenses

No.	Description of Service / Activity	Fee Structure
18.	Maintain spare parts inventory. To be stored on-site and as needed for replacement of broken mining equipment, filters, fuses, breakers, and technician tools, ongoing electrical operations and maintenance activities (excluding transformers) and site vehicle maintenance.	Pass-Through Expenses
19.	Third party contractors (e.g., electrical engineers, network engineers, security, safety, etc.).	Pass-Through Expenses
20.	Office supplies, job supplies & other business expenses.	Pass-Through Expenses
21.	Site utilities expenses (e.g., electricity, water, internet, trash).	Pass-Through Expenses
22.	Customer success team to interface with customer on contract, operational and billing matters. Customer care systems processes and response infrastructure costs related to third-parties. This includes any obligations owed to the customer as well as revenue collection. This also includes dispute resolution to the point where an issue rises to the level of litigation, wherein the contractor should use reasonable efforts to support litigation or collections agency.	Pass-Through Expenses
23.	Hours dedicated to customer reporting and site monitoring from the Nucleus (Network Operations Center) or software teams.	Pass-Through Expenses
24.	Accounting and reporting (dedicated hires to maintain accounting books, reporting requirements, budget proposals under the Agreement, provide audit support, management or support of external parties such as auditors or tax teams, billing/collections of customers, etc.). Costs of external firms for audits or taxes.	Pass-Through Expenses
25.	Insurance related expenses.	Pass-Through Expenses
26.	Additional technology services related to third parties needed to properly execute the obligations under the Agreement.	Pass-Through Expenses
27.	Allocated compensation hours for dedicated corporate supervision for maintenance and operations including per diem rates for time, transportation, housing, and food.	Pass-Through Expenses
28.	Any legal support or fees required in servicing the obligations under the Agreement.	Pass-Through Expenses

No.	Description of Service / Activity	Fee Structure
29.	Any other obligations required by the Manager under the Agreement or reasonable requests such as response to legal inquiries, response to tax matters, due diligence arising from any sale process, etc.	Pass-Through Expenses
30.	Any contractors, engineers, or hired personnel dedicated to site builds.	Pass-Through Expenses
31.	Any costs related to working with third party energy companies or dedicated asset management personnel.	Pass-Through Expenses
32.	Any additional staff hired by the Manager with the Company’s prior written approval for the purposes of the Manager providing the Company with customer contract management services related to a substantial expansion in the number of contract relationships and the Company’s business model which requires the Manager to make additional dedicated hires.	Pass-Through Expenses
33.	Effort or resources requested by the Company in order to maintain GAAP-compliant books and records for each Bitcoin mining facility that are dedicated resources to operate software or processes that are different to what the Manager would otherwise provide for itself or its other customers.	Pass-Through Expenses
34.	Specialized training of staff beyond what training otherwise conducted by the Manager in its own business or that would otherwise be required to run site operations.	Pass-Through Expenses
35.	Discretionary advisory or implementation projects that are beyond the scope of base management services. For example, the base management services shall include monthly/quarterly reporting and reviews on items such as financial and operational performance, market outlook, competitive landscape, etc., whereas staff that the Company requests be seconded to the Company shall constitute a pass-through expense.	Pass-Through Expenses

Exhibit B

Projects

The Manager and the Company acknowledge that the covenants and targets/milestones in this Exhibit B, and the transactions contemplated thereby, may be documented in one or more agreements by and among the Manager, the Company, and/or their Affiliates, and any third parties thereto, that are separate from this Agreement (“Definitive Agreements”). To the extent that the provisions of a Definitive Agreement directly conflict with those contained in this Exhibit B, the terms of the applicable obligation or condition herein shall be deemed modified or waived, in whole or in part, to reflect the applicable provisions of the Definitive Agreement; provided, that any silence on an obligation or condition in such Definitive Agreement shall not be construed as an intention to waive such obligation or condition.

1.	Throughout the Term until delivery of a Contributed Site, the Manager shall use its commercially reasonable efforts to contribute to the Company the leasehold and development rights to a 240 MW behind-the-meter site on economic terms no worse than those available to the Manager identified to the Debtors and the Committee during the bid process, subject to KYC, approval, and commercial discussions with the independent power producer jointly developing such site. To the extent that the Manager is unable to contribute such 240 MW site, it shall use commercially reasonable efforts to contribute a site (or sites) of substantially similar economics. In connection with the contribution of such site(s) and as a condition to such contribution, the parties shall enter into a separate agreement providing for a fifteen (15)-year royalty fee, payable to Manager on a monthly basis in arrears for the life of the project developed at such site, in an amount equal to $2/MWh multiplied by the total energy consumed at such site for the relevant month. The site contributed to Company by Manager complying with the requirements of this Paragraph 1 of Exhibit B is a “Contributed Site.”

2.	The Manager has contributed to the Company its right to enter into a strategic partnership agreement with an ASIC manufacturer that will give the Company the option to scale up to 180,000 machines and ultimately own up to 90,000 new machines (at the Company’s option) on the terms set forth in the accompanying letter agreement. The Manager will use commercially reasonable efforts to support the negotiation by the Company of definitive agreements with such manufacturer for such strategic partnership. The Manager shall be entitled to 25% of the economic and ownership benefits received by the Company as a result of the contribution contemplated by the first sentence of this paragraph 2.

3.	The Manager does hereby assign to the Company all of its rights and obligations pursuant to the letter agreement, dated as of May 16, 2023, by and between the Manager and Inchigle Technology Hong Kong Limited. Should the Company in its sole discretion use of any such coupons contemplated by such letter agreement for the purchases of such equipment, then the Company shall retain 75% of the economic benefits realized from such coupons and shall pay the Manager the remaining 25% of the economic benefits realized.

Projects; Project Based Mining Management Fee Adjustments

Target / Milestone	Project Based Mining Management Fee Adjustment

200MW Energized Milestone:

The Manager shall build and energize 200 megawatts (“MW”) of Bitcoin mining facilities (the “200 MW Facility”) which shall be housed in one or more standalone “cathedral design” buildings consistent with drawings or plans shown to the Debtors and Committee during the bid process (or such other design as the Debtors, the Committee, and Manager reasonably agree upon) which shall be energized by the Cedarvale Deadline, as long as the funding of $79,000,000 is approved by the Board with respect to low and medium voltage infrastructure.

$1,000,000 per month that the Cedarvale Deadline is delayed, up to a maximum of $6,000,000.

Applicable to the Mining Management Fees, and any Termination Fees, for the year in which such delays occurred, payable following the occurrence of such delay.

400MW Infrastructure Construction Cap:

The construction of medium voltage to plug ready forced-air infrastructure with respect to the 100 MW Facility referenced above, shall be capped at $395,000 per MW for a period of 24 months after the Effective Date; any costs in excess of the cap shall be offset against future Mining Management Fees. The same capped construction and allocation of costs in excess shall apply to additional developments for medium voltage to plug ready infrastructure up to an additional 300 MW in excess of the 100 MW for the 100 MW Facility (for a total of 400 MW). These capped construction costs shall also apply for the period after 24 months from the Effective Date to the end of the Term, but shall be subject to adjustment for material changes to the CPI, underlying commodity prices of raw materials, or Bitcoin prices during such later period.

In respect of the Cedarvale Site, the $395,000 per MW cap described above shall be reduced accordingly to reflect the actual construction costs contributed by the Company prior to the date of this Agreement.

Costs in excess of the cap Applicable to the Mining Management Fee for the year during which the excess costs are incurred

Site Employee Milestone:

Manager shall provide all site level employees (excluding security) for all existing Company self-mining facilities and any facilities developed by the Company for cost, but in any event subject to an annual cost cap calculated at $2 million per 100 MW; to the extent the cost exceeds the annual $2 million per 100 MW cap, any excess shall be deducted from the Mining Management Fee; provided, that to the extent there are existing obligations of the Debtors with respect to existing Company self-mining facilities that are not replaced by Manager the annual $2 million cap shall not apply to such obligations.

Costs in excess of the cap Applicable to the Mining Management Fee for the year during which the excess costs are incurred

Exhibit C

Insurance Requirements

1)	Manager’s Minimum Insurance Requirements:

a)	Commercial General Liability with limits no less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

b)	Worker’s Compensation and Employer’s Liability.

Worker’s Compensation with limits no less than the minimum amount required by applicable law.*

Employer’s Liability with limits no less than:*

i)	$1,000,000 Bodily Injury by Accident (Each Accident)

ii)	$1,000,000 Bodily Injury by Disease (Policy Limit)

iii)	$1,000,000 Bodily Injury by Disease (Each Employee)

c)	Employment Practices Liability insurance in an amount not less than $1,000,000.*

d)	Automobile – Bodily Injury and Property Damage with no less than $1,000,000 combined single limit per occurrence.

e)	Umbrella Form Excess Liability Insurance in excess of the limited provided by the commercial general liability,

*	As long as the Manager’s employees are part of a Professional Employer Organization (“PEO”), the insurance under (b) and (c) may be provided through such PEO.

2)	Company’s Minimum Insurance Requirements:

a)	Property Asset Coverage of $500,000 deductible per occurrence up to the total replacement cost for each facility.

b)	Commercial General Liability with limits no less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

c)	Worker’s Compensation and Employer’s Liability.

Worker’s Compensation with limits no less than the minimum amount required by applicable law.

Employer’s Liability with limits no less than:

i)	$1,000,000 Bodily Injury by Accident (Each Accident)

ii)	$1,000,000 Bodily Injury by Disease (Policy Limit)

iii)	$1,000,000 Bodily Injury by Disease (Each Employee)

d)	Automobile – Bodily Injury and Property Damage with no less than $1,000,000 combined single limit per occurrence.

e)	Umbrella Form Excess Liability Insurance in excess of the limited provided by the commercial general liability,

3)	All insurance policies required of a party (the “Insured Party”) pursuant to this Exhibit C shall be issued by insurance companies or a PEO, as applicable, reasonably acceptable to the Company (in the case where the Insured Party is the Manager) or the Manager (in the case where the Insured Party is the Company) (the “Other Party”).

4)	The Insured Party shall furnish certificates of insurance at the time of the execution of this Agreement evidence insurance coverage as required hereunder. Upon the Other Party’s request, the Insured Party will provide copies of policies with applicable exclusions and endorsements. The Insured Party must provide the Other Party with at least thirty (30) days’ prior written notice of cancellation or material change in coverage. The Other Party shall be named as additional insured and/or loss payee as applicable (subject to applicable law and any required insurance company or PEO consent). A waiver of subrogation in favor of the Other Party shall be provided in connection with the Workers’ Compensation insurance policies specified above.

Exhibit D

Prohibited Change of Control Parties

Any party listed below, including any Affiliate of such party, or any of their respective successors by way of reorganization, merger, acquisition or otherwise.

1.	Core Scientific

2.	Mawson Infrastructure Group

3.	Riot Platforms

4.	Marathon Digital Holdings

5.	Iris Energy

6.	Cleanspark

7.	Galaxy Digital

8.	TeraWulf

9.	Argo Blockchain

10.	Greenidge Generation

11.	Stronghold

12.	HIVE Blockchain

13.	Bit Digital

14.	Frontier

15.	Bitdeer

16.	Global[X]Digital

17.	EZ Blockchain

Exhibit E

Calculation of EH/s Target

Site	Site MW	Exahash
Garden	12	0.35
Rebel	25	0.76
Stiles	20	0.65
East Stiles	30	1.01
Total	87	2.77

Exhibit F-1

Cedarvale Services

The Cedarvale Project is comprised of two parts identified as Project 1 and Project 2 of this Exhibit F-1. Project 1 is a 40MW modular container project which will allow for the expedited deployment of offline mining rigs at the Cedarvale Site. Project 2 is a 200MW project involving the design and development of four mining buildings at the Cedarvale Site. Services for Project 1 and Project 2 will proceed concurrently. The Cedarvale Services to be provided for Project 1 and Project 2 are set forth below.

The Cedarvale Services set forth below provide an outline of key Cedarvale Services to be provided by Manager. The Cedarvale Services, however, may include other similar or related Cedarvale Services which will be provided by Manager to further the development of the Cedarvale Project, including Cedarvale Services related to design reviews, contract negotiations, construction management, oversight of equipment installation, project commissioning and other design and development activities. The list of Cedarvale Services included in this Exhibit F-1 is not an exhaustive list.

A. Project 1 Services

The following list outlines the Cedarvale Services that Manager has completed for Project 1:

1.	Engage an appropriate party for all design sets and plans for the Cedarvale Project. Manager will use these design sets to value engineer the Cedarvale Project and validate assumptions about the Project 1 design and development process.

2.	Initiate handoff of existing ISP service.

3.	Assist as necessary for the handoff of property ownership including existing and required easements.

4.	Engage an appropriate party on final commissioning of the substation and interconnect to determine equipment needs, commissioning timeline, and final cost to complete.

5.	Conduct site visits with key contractors to:

a.	refine scope for the installation of sixteen (16) Manager supplied container modules for a total capacity of 40MW;

b.	confirm reusability of existing equipment; and

c.	identify additional equipment to be sourced (if required).

6.	Develop a division of responsibilities matrix to align all parties on scope and responsibility.

7.	Modify plans and designs as necessary for:

a.	civil scope;

b.	mechanical scope;

c.	electrical scope; and

d.	networking scope.

8.	Source and procure all necessary equipment in accordance with plans and as identified in prior diligence and planning efforts.

9.	Develop preliminary project budget based on the defined project scope, finalized plans, and equipment costs in accordance with current market rates.

10.	Facilitate request for proposal (RFP) process as necessary for:

a.	civil contractor;

b.	mechanical contractor;

c.	electrical contractor; and

d.	network and cabling contractor.

11.	Facilitating the RFP process includes creating detailed RFPs, fielding questions from bidders and negotiating project timelines and cost.

12.	Finalize project budget based on the defined project scope, finalized plans, and equipment costs in accordance with current market rates and equipment availability.

13.	Finalize project schedule and award contracts based on RFP responses and final negotiations.

14.	Management of the Cedarvale Project to achieve Cedarvale Substantial Completion.

B. Project 2 Services

The following list outlines the Cedarvale Services that Manager has completed (with respect to items 1 through 13) and is providing and will continue to provide (with respect to item 14) for Project 2 (note that Cedarvale Services marked with an * are Cedarvale Services that overlap with Project 1 Services):

1.	Engage an appropriate party for all design sets and plans for the Cedarvale Project. Manager will use these design sets to value engineer the Cedarvale Project and validate assumptions about Project 2 design and development process.*

2.	Engage an appropriate party on final commissioning of the substation and interconnect to determine equipment needs, commissioning timeline, and final cost to complete.*

3.	Initiate handoff of existing ISP service.*

4.	Assist as necessary for the handoff of property ownership including existing and required easements.*

5.	Engage a general contractor to:

a.	outline full project scope (to be used in division of responsibilities matrix);

b.	clearly identify work that is already complete;

c.	clearly identify previously completed work that needs to be revisited and/or repaired; and

d.	clearly identify work that is not yet complete.

6.	Develop a division of responsibilities matrix to align all parties on scope and responsibility for the installation of four (4) mining buildings for a total capacity of 200MW (50MW per building). This includes all activities related to equipment and material sourcing, design and engineering, pre-construction, and installation and commissioning.

7.	Coordinate and lead the effort to modify plans and design sets as necessary for:

a.	civil scope;

b.	mechanical scope;

c.	MV electrical scope;

d.	LV electrical scope;

e.	networking scope; and

f.	security scope.

8.	Develop preliminary project budget based on the defined project scope, finalized plans, and equipment costs in accordance with current market rates.

9.	Facilitate RFP process for:

a.	general contractor;

b.	civil contractor(s);

c.	mechanical contractor(s);

d.	electrical contractor(s); and

e.	network and cabling contractor(s).

10.	Facilitating the RFP process includes creating detailed RFPs, coordinating site visits with key counterparties, fielding questions from bidders, and negotiating project timelines and cost.

11.	Source and procure all necessary equipment in accordance with plans and as identified in prior diligence and planning efforts.

12.	Finalize project budget based on the defined project scope, finalized plans, and equipment costs in accordance with current market rates and equipment availability.

13.	Finalize project schedule and award contracts based on RFP responses and final negotiations.

14.	Management of the Cedarvale Project to achieve Cedarvale Substantial Completion.

Exhibit F-2

Cedarvale Manager Obligations

1. Duties of the Manager. The Manager or any of its Affiliates shall (a) perform the services set forth on Exhibit F-1 and (b) use commercially reasonable efforts to achieve Cedarvale Substantial Completion.

2. Performance Standards.

(a) The Manager shall perform the Cedarvale Services set forth on Exhibit F-1, and shall cause the Cedarvale Services to be performed, in all material respects: (i) by qualified personnel (as to training, skill and experience); (ii) in a good, professional, workmanlike and timely manner; (iii) consistent with applicable industry standards and best practices; and (iv) with the experience and expertise necessary to provide the Cedarvale Services in accordance with this Agreement. The Manager shall perform the Cedarvale Services in accordance with (y) the milestones and other specifications set forth on Exhibit F-3; and (z) the designs, plans, drawings, specifications, materials and intellectual property purchased licensed from Core Scientific Operating Company (“Core”) pursuant to that certain Purchase and Sale Agreement made as of September 14, 2023 by and between Core and the Company, except (1) to the extent waived in writing by the Company (such waiver not to be unreasonably withheld); (2) to the extent of any deviations from such plans, specifications and intellectual property by Manager’s designs, plans, drawings, specifications, materials or intellectual property that Company agrees to in writing as part of the Cedarvale Services hereunder; or (3) to the extent of any immaterial deviations from such plans, specifications and intellectual property by Manager during the performance of the Cedarvale Services hereunder.

(b) Every two weeks, the Manager shall provide a report to the Reporting Parties setting forth (i) the Manager’s performance and progress towards Cedarvale Substantial Completion of the Cedarvale Project, including any progress made by any Affiliates or subcontractors, and (ii) any other information reasonably requested by the Company from time to time relating to the performance of the Cedarvale Services hereunder. In addition, every two weeks, the Manager shall provide a report to the Reporting Parties setting forth (x) progress of the Cedarvale Services relative to the agreed project budgets, (y) any variances from the agreed project budgets, and (z) the rationale for variances against such budgets.

(c) Modification of Cedarvale Services. The Company may from time-to-time request that the Cedarvale Services be amended as the Company in good faith deems necessary. The Manager shall consider each such request in good faith. If the Manager is willing to amend the Cedarvale Services, the Parties will negotiate in good faith any such amendment, including any change in the compensation of the Manager related thereto. In the event the Parties agree to the terms of such amendment, then such amendment will be adopted in accordance with Section 20 and attached to this Agreement.

(d) Obligations of the Manager. The Manager will:

(i) Prior to the date on which the Cedarvale Services are to commence, obtain, and at all times during the Term of this Agreement maintain, all licenses and consents necessary for the performance of its obligations under this Agreement; provided, however, that the Manager shall not be deemed to have breached this subsection (i) for any failure or delay in fulfilling or performing under this subsection (i), caused by or resulting from any change to requirements imposed by law after the date of this Agreement as long as the Manager continues to use commercially reasonable efforts to comply with applicable law;

(ii) Nominate an employee to serve as a primary contact with respect to this Agreement and who will have authority to represent the Manager in connection with matters pertaining to this Agreement including the organization and control of the performance of the Cedarvale Services (the “Cedarvale Project Manager”); provided, however, that Manager shall not unreasonably replace the Cedarvale Project Manager during the term of this Agreement;

(iii) Allocate Cedarvale Manager Personnel who are suitably skilled, experienced, trained, and qualified to perform the Services in a professional and workmanlike manner in compliance with Manager’s obligations under Section 2(a) of this Exhibit F-2. The Manager represents and warrants to the Company that the Manager shall provide ongoing training to Cedarvale Manager Personnel; for purposes of this Agreement, “Cedarvale Manager Personnel” means Manager, its Affiliates, and their respective employees, agents, contractors, and representatives who are performing the Cedarvale Services;

(iv) At the reasonable request of the Company (which shall be made in writing), replace the Cedarvale Project Manager or any other Cedarvale Manager Personnel to the extent that there is any willful misconduct or fraud (or reasonable suspicion thereof) on the part of such Cedarvale Project Manager or applicable Cedarvale Manager Personnel;

(v) Prior to any Cedarvale Manager Personnel performing any Cedarvale Services: (A) ensure that such Cedarvale Manager Personnel have the legal right to work in the United States as necessary for their performance; (B) ensure that such Cedarvale Manager Personnel hold and continue to maintain, appropriate training and qualifications as required to perform the Cedarvale Services during the Term; and (C) conduct background checks on each such Cedarvale Manager Personnel that is an employee of the Manager or its Affiliates, which background checks shall comprise, at a minimum, references and criminal record, in accordance with state, federal, and local law;

(vi) Comply with all laws applicable to the provision of the Cedarvale Services, including any applicable labor and employment laws; provided, however, that the Manager shall not be deemed to have breached this subsection (vi) for any failure or delay in fulfilling or performing under this subsection (vi) that is caused by or resulting from any change in applicable law after the date of this Agreement as long as the Manager continues to use commercially reasonable efforts to comply with applicable law;

(vii) Comply with, and ensure that all Cedarvale Manager Personnel comply with, all rules, regulations, and policies of the Company that are communicated to the Manager in writing, if applicable;

(viii) Require all Cedarvale Manager Personnel to be bound in writing by confidentiality provisions reasonably equivalent to those contained in this Agreement;

(ix) Maintain at all times during the Term of this Agreement, at its sole cost and expense, at least the types and amounts of insurance coverage on the terms set forth on Exhibit F-4, to the extent that such insurance coverage is available from more than one provider on commercially reasonable terms. Upon the written request of the Company, the Manager shall provide the Company with copies of the certificates of insurance and policy endorsements for all insurance coverage required of the Manager under Exhibit F-4 and shall not do anything to invalidate such insurance. This Section 2(d)(ix) shall not be construed in any manner as waiving, restricting, or limiting the liability of either party for any obligations imposed under this Agreement (including any provisions requiring a party to indemnify, defend, and hold harmless the other under this Agreement); and

(x) Maintain complete, detailed, and accurate records relating to the provision of the Cedarvale Services under this Agreement and, during the Term and for a period of two years thereafter, upon the Company’s written request, allow the Company or the Company’s representative to inspect and make copies of all such records and, during business hours, interview the Manager’s personnel in connection with the provision of the Services and the Manager’s compliance with this Agreement; provided, however, that following the end of such two-year period, such records shall be subject to, and may be deleted in accordance with, the Manager’s reasonable internal policies on customer record retention and deletion.

Exhibit F-3

Cedarvale Milestones

The Manager has completed Milestone 1 and Milestone 2 as set forth below.

Milestone 1 (“Milestone 1”):

Step 1: Utilize Core Scientific’s non-proprietary design sets and plans for the Cedarvale facility. Manager will use these design sets to value engineer the project.

Step 2: Engage Vendors:

(a)	Padmounts and Switchgear: A substantial allocation of approximately $15 million is planned for these critical electrical components.

(b)	PDUs, Fans, Racks, Networking: An additional $10 million is estimated for these elements, crucial for the technical infrastructure and operational efficiency of the Data Center.

(c)	PEMB Buildings: While HMC handles some construction elements, the actual buildings of $3 million are not within HMC’s purview.

Note: No purchase orders or capital commitments will be submitted in Step 2.

Step 3: Engage HMC to:

(a)	Outline full project scope (to be used in Division of Responsibilities Matrix);

(b)	Clearly identify work that is already complete;

(c)	Clearly identify previously completed work that needs to be revisited and/or repaired; and

(d)	Clearly identify work that is not yet complete.

Step 4: Develop a Division of Responsibilities Matrix to align all parties on scope and responsibility for the installation of four mining buildings and modular sections for a total capacity of 240MW. This includes all activities related to equipment and material sourcing, design and engineering, pre-construction, and installation and commissioning.

Step 5: Develop preliminary project budget based on the defined project scope, preliminary plans, and equipment costs in accordance with current market rates.

Milestone 2 (“Milestone 2”):

Step 1: Engage Core Scientific for all proprietary design sets and plans for the Cedarvale facility and validate assumptions about design and development process.

Step 2: Coordinate and lead the effort to modify plans and design sets for:

(a)	Civil Scope;

(b)	Mechanical Scope;

(c)	MV Electrical Scope;

(d)	LV Electrical Scope;

(e)	Networking Scope;

(f)	Security Scope; and

Note: Includes O&M, Substation, Modular Buildings and Mining Buildings.

Step 3: Initiate RFP process for:

(a)	HMC;

(b)	Civil contractor(s);

(c)	Mechanical contractor(s); and

(d)	Network and cabling contractor(s).

Note: Conducting the RFP process includes creating detailed RFPs, coordinating site visits with key counterparties, fielding questions from bidders, and negotiating project timelines and cost.

Step 4: Finalize project budget based on the defined project scope, plans and equipment costs in accordance with current market rates and equipment availability.

Step 5: Develop project schedule and provide recommendations based on RFP process and negotiations.

Following final approvals on design, schedule, and budget for each project, Manager will provide Company a combined email update once every two weeks to align on progress. Manager will schedule a meeting with Company if requested by Company to talk through the update.

Exhibit F-4

Cedarvale Insurance

1)	Manager’s Minimum Insurance Requirements:

a)	Commercial General Liability with limits no less than $1,000,000 per occurrence and $2,000,000 in the aggregate.

b)	Worker’s Compensation and Employer’s Liability.

Worker’s Compensation with limits no less than the minimum amount required by applicable law.*

Employer’s Liability with limits no less than:*

i)	$1,000,000 Bodily Injury by Accident (Each Accident)

ii)	$1,000,000 Bodily Injury by Disease (Policy Limit)

iii)	$1,000,000 Bodily Injury by Disease (Each Employee)

c)	Employment Practices Liability insurance in an amount not less than $1,000,000.*

d)	Automobile – Bodily Injury and Property Damage with no less than $1,000,000 combined single limit per occurrence.

e)	Umbrella Form Excess Liability Insurance in excess of the limited provided by the commercial general liability.

*As long as the Manager’s employees are part of a Professional Employer Organization (“PEO”), the insurance under (b) and (c) may be provided through such PEO.

2)	Company’s Minimum Insurance Requirements:

a)	Property Asset Coverage of $500,000 deductible per occurrence up to the total replacement cost for each facility.

b)	Commercial General Liability with limits no less than $1,000,000 per occurrence and $2,000,000 in the aggregate.

c)	Worker’s Compensation and Employer’s Liability.

Worker’s Compensation with limits no less than the minimum amount required by applicable law.

Employer’s Liability with limits no less than:

i)	$1,000,000 Bodily Injury by Accident (Each Accident)

ii)	$1,000,000 Bodily Injury by Disease (Policy Limit)

iii)	$1,000,000 Bodily Injury by Disease (Each Employee)

d)	Automobile – Bodily Injury and Property Damage with no less than $1,000,000 combined single limit per occurrence.

e)	Umbrella Form Excess Liability Insurance in excess of the limited provided by the commercial general liability,

3)	All insurance policies required of a party (the “Insured Party”) pursuant to this Exhibit F-4 shall be issued by insurance companies or a PEO, as applicable, reasonably acceptable to the Company (in the case where the Insured Party is the Manager) or the Manager (in the case where the Insured Party is the Company) (the “Other Party”).

4)	The Insured Party shall furnish certificates of insurance at the time of the execution of this Agreement evidence insurance coverage as required hereunder. Upon the Other Party’s request, the Insured Party will provide copies of policies with applicable exclusions and endorsements. The Insured Party must provide the Other Party with at least 30 days’ prior written notice of cancellation or material change in coverage. The Other Party shall be named as additional insured and/or loss payee as applicable (subject to applicable law and any required insurance company or PEO consent). A waiver of subrogation in favor of the Other Party shall be provided in connection with the Workers’ Compensation insurance policies specified above.

Exhibit G

Operating, Construction-in-Progress and Allowed Capacity as of the Execution Date

Site	Site MW
Garden	12
Rebel	25
Stiles	20
East Stiles	30
Cedarvale	240
Total	327